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EXHIBIT 11.1


INVIVO CORPORATION STATEMENT OF COMPUTATION OF NET INCOME PER SHARE



                                     THREE MONTHS ENDED        SIX MONTHS ENDED
                                        DECEMBER  31,            DECEMBER 31,
                                      1996        1995          1996       1995
                                      ----        ----          ----       ----
Net income                       $  298,000     861,000       301,200    1,681,100
                                    =======     =======       =======    =========

     Computation of weighted
     common and common equivalent
     shares outstanding:

        Common stock               3,235,516   3,214,624    3,232,719    3,209,078

        Common stock
         equivalents                 225,439     252,774      206,444      254,786
                                 -----------   ---------    ---------    ---------

     Weighted common and common
     equivalent shares             3,460,955   3,467,398    3,439,163    3,463,864
                                   =========   =========    =========    =========

Net income per common share         $ .09        .25          .09           .49
                                      ===        ====         ===           ===